Exhibit 10.36

ZiLOG

ZiLOG, Inc.

532 Race Street

San Jose, CA 95126-3432

(T) 408.558.8500

(F) 408.558.8300

December 17, 2004

Mr. Ramesh Ramchandani

Dear Ramesh:

ZiLOG, Inc. (“ZiLOG” or the “Company”) is pleased to offer you the interim assignment to oversee ZiLOG’s global sales effort along with your role as executive vice president of marketing. This is also to confirm that as of November 18, 2004, you have been appointed an executive officer of the Company and will report directly to Jim Thorburn, the chairman and CEO.

In your initial offer with ZiLOG per the offer letter dated May 14, 2004, your salary was $20,834.00 per month which equates approximately to an annual salary of $250,008.00. As of August 23, 2004, your salary was increased to $26,667.00 per month which equates approximately to an annual salary of $320,000.00.

Pursuant to the terms and conditions of the 2004 Incentive Program (the “Incentive Program”) and your offer letter of May 14, 2004, you will be eligible to participate in the Quarterly Incentive Plan (QIP). However, in lieu of the Manage By Objectives (MBO) Incentive Plan within the 2004 Incentive Program, the Company will guarantee that if you are employed by ZiLOG on each of the following incentive payout dates, you will receive what would be equivalent to the payout in the MBO Plan if the Company and individual goals were met in achievement of the 100% payout target level which would be a maximum payout of 50% of your earned base pay each half of the year. Based on your salary increase since your original offer letter the Company will base these payouts on your current annual salary of $320,000.00. Please see your payout amounts in the table below in the far right column. The actual dates of payout will coincide with the review and payout timing of the MBO Incentive Plan of the executive team members.

Start of Period	End of Period	Days in Period		Days in Year		PRORATE %	SALARY	SALARY * 0.50 * PRORATE %
7/6/2004	12/31/2004	179	Days	365	Days	49.04%	$320,000.00	$78,465.75
1/1/2005	6/30/2005	181	Days	365	Days	49.59%	$320,000.00	$79,342.47
6/30/2005	1/1/2006	184	Days	365	Days	50.41%	$320,000.00	$80,657.53
1/1/2006	6/30/2006	181	Days	365	Days	49.59%	$320,000.00	$79,342.47

Your vacation entitlement will be accrued according to ZiLOG’s vacation policy with the addition of vacation accrual that will be equivalent to an additional 40 hours. Assuming your continued employment in calendar year 2005, you would accrue the full 120 hours (3 weeks) of vacation.

Pursuant to your offer letter of May 14, 2004, the Company recommended that its Board of Directors grant you the option to purchase 160,000 shares of ZiLOG common stock at fair market value (closing price) on the date of grant. These options were granted at the July 16, 2004 meeting. The Compensation Committee of the Board of Directors approved the vesting schedule on the date of your grant, which is as follows: the option shall become vested and exercisable as to 25% of the Option Shares on the first anniversary of your date of hire, and as to l/48th of the Option Shares on each of the 36 succeeding monthly anniversaries of your date of hire, provided that you have been continuously employed by or providing services to the Company or any Subsidiary or affiliate of the Company through each such date.

ZiLOG

Ramesh Ramchandani

Interim Offer Letter

December 17, 2004

On your first anniversary, at the subsequent scheduled Board meeting, subject to satisfactory performance of your responsibilities and approval of ZiLOG’s Board of Directors, the Company will recommend that its Board grant you an additional 40,000 options to purchase ZiLOG common stock. If approved, such stock options would typically have a four-year vesting schedule and an exercise price equal to ZiLOG’s closing common stock price on the date of the grant. The options will be subject to the terms and conditions of the applicable stock option plan and/or stock option agreement.

Pursuant to your offer letter of May 14, 2004, the Company has paid certain costs to re-locate you from Arizona to the San Jose, California area and paid relocation benefits in accordance with the Company’s relocation policy. This included standard relocation costs such as certain real estate fees, transportation allowance for furniture, temporary accommodation and in additional one time settling in allowance of $37,501.20 equivalent to 15% of your annual base salary. This included a total relocation amount of $112,751.60 less applicable taxes and other required withholdings (the “Relocation Amount”) which has been paid to you. For further details regarding relocation, please consult the Company’s relocation policy.

Your offer letter of May 14, 2004, also included a sign-on bonus of $65,000.00, less applicable taxes and any other required withholdings (the “Sign-On Bonus”). The Sign-On Bonus has been paid to you.

In the unlikely event that you terminate your employment with ZiLOG prior to the completion of one (1) year of service, you agreed in your May 14, 2004, offer letter to reimburse the $112,751.60 Relocation Amount and the $65,000.00 Sign-On Bonus to ZiLOG on a pro-rata basis over a twelve month period.

Your company benefits were effective as of your first day of employment, with the exception of Long Term Disability (LTD), which commenced on your 31st day of active employment.

If you choose to accept this additional interim offer as you did the original offer of May 14, 2004, you will continue to be an at-will employee of ZiLOG. This means that either you or the Company may terminate your employment at any time, with or without notice and with or without cause. The at-will nature of your employment cannot be modified except by a writing signed by both you and one of the following Company representatives: Head of HR, COO, or the CEO. You will continue to be required to adhere to all of ZiLOG’s policies and procedures which are resident on ZiLOG’s Intranet system under the heading “ZiDOC”. You are responsible for familiarizing yourself with these policies on a regular basis.

This offer letter dated December 14, 2004 and the original offer letter dated May 14, 2004 are the only agreements concerning your compensation, benefits and all ZiLOG’s obligations to you and they supersede any prior agreements or understandings concerning such matters, whether oral or written. Please acknowledge your acceptance of this offer by signing and returning the attached copy of this letter within one (1) week from the date of this letter.

We look forward to your continued participation as part of the ZiLOG team.

Sincerely,

/s/ MARY L. JEFFERSON
Mary L. Jefferson
Director of Human Resources

I accept this offer of employment and the terms of this letter.

/s/ RAMESH RAMCHANDANI	12/20/04
Signature	Date

6-JULY-2004
Start Date

ZiLOG

Ramesh Ramchandani

Interim Offer Letter

December 17, 2004

SIGN-ON BONUS AND RELOCATION AMOUNT ACKNOWLEDGMENT CLAUSE

I understand that I have not earned the Sign-On Bonus nor the Relocation Amount that I have received until I have completed twelve months of employment. Thus, in the event that I resign my employment for any reason prior to the completion of one (I) year of service, I agree to return to ZiLOG, Inc. the Sign-on Bonus and relocation amount paid to me. The amount to be returned will be reduced on a pro-rata basis for each completed month of service.

If I resign my employment with ZiLOG for any reason prior to one year of service, I hereby agree that I will execute an authorization at the time of termination of my employment authorizing ZiLOG, Inc. subject to applicable law, to withhold from my final paycheck any Sign-On Bonus and Relocation Amount reimbursement due to ZiLOG, Inc. as described above. In the event the reimbursement amount I owe ZiLOG, Inc. is greater than the amount authorized to be deducted from my final paycheck pursuant to applicable law, I agree to pay the balance in full to ZiLOG, Inc. within thirty (30) days of my termination date.

I understand that in the event of my involuntary termination due to performance issues and/or job restructuring, no reimbursement is required.

/s/ RAMESH RAMCHANDANI	12/20/04
Employee signature	Date